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                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE
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CONTACTS:  Sharon S. Speyer             Robert J. Darmanin
           President and CEO            Director of Corporate Relations
           Sky Bank - Mid Am Region     Standard Federal Bank
           (419) 249-4956               (248) 637-2521


       Sky Bank Announces Agreement with Standard Federal Bank to Acquire
                        Branch Offices in Northwest Ohio


July 11, 2001 (Toledo, Ohio; NASDAQ: SKYF) (www.skyfi.com) Sky Bank - Mid Am Region, Toledo, Ohio announced today that it has reached a definitive agreement with Standard Federal Bank, Troy, Michigan, to purchase ten branch offices in northwest Ohio. Sky Bank will acquire the branch facilities and all deposit liabilities associated with nine offices in Toledo and one office in Fremont, Ohio, twenty-five miles to the southeast.

"The purchase of these offices is consistent with Sky Bank's strategic efforts to build market share in key regional areas," stated Sharon Speyer, President and CEO of Sky Bank's Mid Am Region. "With offices throughout Toledo and the surrounding area, this acquisition is a nice complement to our existing franchise. Our clients will benefit with more convenient offices and ATMs closer to where they live and work. Furthermore, we will continue to have a strong commitment to community banking with local management teams and local decision-making close to the client."

Sky Bank will assume approximately $300 million of deposit liabilities, while Standard Federal will retain substantially all loans associated with the branches. As a result of the acquisition, Sky Bank's market share will move to second in the combined market of Lucas and Wood Counties. The transaction should be completed in the fourth quarter, pending regulatory approvals.

"Standard Federal Bank has had great success in the Toledo market," said Standard Federal Bank CEO Scott Heitmann. "We made a strategic decision, however, to focus on markets where we are in position to expand our business. This sale represents a great opportunity for branch employees to work for an organization committed to being a dominant player in Toledo and northwest Ohio."

Sky indicates that a critical factor in the acquisition was the retention of branch staff. Speyer stated, "We have always believed that the bank's success is based in large part on the quality of the relationship between employees and the client. It is for that reason that we have committed to offering each of the employees a position at Sky Bank."

Sky Bank - Mid Am Region is headquartered in Toledo, Ohio and serves northwest Ohio, southeastern Michigan, and northeast Indiana through 55 financial centers and ATM's. Sky Bank is an affiliate of Sky Financial Group, Inc.
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Sky Financial Group, Inc. is a diversified financial services holding company headquartered in Bowling Green, Ohio. Sky operates 205 financial centers serving communities in Ohio, Michigan, Pennsylvania, Indiana and West Virginia. The company's related financial services affiliates include Sky Trust, Sky Financial Solutions, Sky Access, Picton Cavanaugh, and Meyer & Eckenrode Insurance Group. Sky is located on the World Wide Web at www.skyfi.com.

A wholly owned subsidiary of ABN AMRO North America, Inc., Standard Federal Bank has $20.5 billion in assets and $12.3 billion in deposits. Standard Federal is headquartered in Troy, Michigan and is located on the World Wide Web at www.standardfederalbank.com.

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